UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended August 31, 2021

Global Pharma Labs, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 24R-00072

Delaware	81-4041872

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

433 Estudillo Ave., Suite 206 San Leandro, CA	94577

(Address of principal executive offices)	(Zip Code)

925-876-8832

Registrant’s telephone number, including area code

Common Stock, par value $0.0001

(Title of each class of securities issued pursuant to Regulation A)

In this Annual Report, references to “Global Pharma Labs, Inc.”, “Global Pharma”, “we,” “us,” “our,” or the “company” mean Global Pharma Labs, Inc.

THIS ANNUAL REPORT MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE.

Item 1. Description of Business

Corporate History

Global Pharma Labs, Inc., a Delaware corporation (“the Company”) was incorporated under the laws of the State of Delaware on August 23, 2016.

On August 31, 2016 Sylvester L. Crawford was appointed as Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, President, Secretary, Treasurer, and Director.

On August 31, 2016 Kuo Liang Yang was appointed as Chief Medical Officer and Director.

On August 31, 2016 Ernest L. Bonner Jr. was appointed as Chief Communications Officer and Director.

On August 31, 2016 BGT Irrevocable Trust was issued 11,000,000 shares of restricted common stock, LCMR Irrevocable Trust was issued 17,000,000 shares of restricted common stock, Kuo Liang Yang was issued 17,000,000 shares of restricted common stock, and DBT Irrevocable Trust was issued 5,500,000 shares of restricted common stock. The aforementioned shares of common stock were issued at par value (.0001) for services rendered to the Company, in particular for developing the Company’s business plan. No monies were paid for the shares.

On November 7, 2016 Ernest L. Bonner Jr. resigned from his position as Chief Communications Officer and Director. His resignation was not the result of any disagreement with the Company. He continues to act as a scientific advisor to the Company.

During the fiscal year ended August 31, 2017, the Company issued 19,750 shares of common stock to 37 shareholders for $19,750 in cash.

Pursuant to the Company's active consulting agreement with V Financial Group, LLC, the Company issued 50,000 shares of its common stock to V Financial Group, LLC at a par value of $.0001 for successful qualification of the Company’s Form 1-A.

Pursuant to the aforementioned agreement with V Financial Group, LLC, the Company will issue an additional 50,000 shares of its common stock to V Financial Group, LLC upon the successful release of a ticker symbol by FINRA to the Company.

During the fiscal year ended August 31, 2018, the Company issued 22,148 shares of common stock and recorded a stock payable of $12,500, related to 19 shareholders for $34,650 in cash. Payment for the stock payable of $12,500 was received during the fiscal year ended August 31, 2019.

Business Information

Global Pharma Lab’s goal is to substantiate the efficacy and safety of the world’s first patented disease-modifying therapy to treat arthritic disease in humans. This treatment is based on a series of issued patents for a triple combination of already FDA approved antimicrobial drugs that are all generically available today. This Global Pharma Labs product (“OA-sys”) will provide patients fast acting disease modifying therapy leading to long term pain relief.

Background of Arthritis

Arthritis is a family of diseases resulting in inflammation and pain at body joints and possibly other internal organs. The effects of arthritis can be debilitating to a subject's quality of life; effective treatments for many members of the arthritis-family of diseases are limited and are of varying degrees of effectiveness.

In looking at the spectrum of diseases making up the arthritis family, a small percentage, i.e., approximately 5%, of arthritis patients have rheumatoid arthritis (RA). RA patients often possess certain markers of the disease, i.e., are seropositive for RA factor and exhibit an elevated erythrocyte sedimentation rate and anti-nuclear antibodies. Thus, rheumatoid arthritis is an arthritic condition that can usually be readily diagnosed. Typically, RA patients are treated with non-steroidal anti-inflammatory drugs (NSAIDs), disease-modifying anti-rheumatic drugs (DMARDs), corticosteroids, or newer biologics that block specific hormones involved in the inflammatory process.

Reactive arthritis (ReA), formally considered as yet another type of arthritis, can develop following a microbial infection in an area in the body outside of the affected joint or joints (i.e. a distant infection), such as in the genitourinary or intestinal tract. Known triggering microbes include, e.g., Chlamydia trachomatis, Yersinia enterocolitica, Salmonella, Shigella, Campylobacter, Neisseria, Ureaplasma urealyticum, and Streptococcus pyogenes, to name a few of the most frequently-associated microbes. Most often, the inflamed joint or joints possess no cultivable microbes. In instances in which the genitourinary tract, eyes, skin or muscles are also affected, ReA may be referred to as Reiter's Syndrome.

Another approximately 3-4% of arthritis patients, including reactive arthritis patients, have syndromes such as ankylosing spondylitis and psoriatic arthritis. Ankylosing spondylitis (AS) is a syndrome that mainly affects the spine but can also affect other joints, tendons and ligaments. AS is a painful, progressive, rheumatic disease. In patients suffering from AS, inflammation occurs at the site where certain ligaments or tendons attach to bone (enthesis). This is followed by some erosion of bone at the site of the attachment (enthesopathy). As the inflammation subsides, a healing process takes place and new bone develops. Movement becomes restricted where bone replaces the elastic tissue of ligaments or tendons. Repetition of this inflammatory process leads to further bone formation and the individual bones that make up the backbone, i.e., the vertebrae, often fuse together.

Psoriatic arthritis is another syndrome-type of arthritis that causes pain and swelling in some joints, and scaly skin patches on some areas of the body. It is related to the skin condition psoriasis; its cause is unknown.

The remainder of arthritis patients suffer from osteoarthritis (OA) and other arthropathies. Approximately 50% of all patients suffering from arthritic disease possess osteoarthritis, a type of arthritis that is associated with a breakdown of cartilage in body joints. This disease causes pain and difficulty in bone movement. Associated pain can also result from involvement of muscles and other tissues, i.e., tendons and ligaments, at diseased joints. Typical therapies for the treatment of OA include the administration of painkillers, NSAIDs and corticosteroids. Although not to be bound or limited by theory, it is the inventors' belief that reactive or enthesopathic arthritis is a precursor to osteoarthritis in a majority of patients diagnosed with osteoarthritis. In such cases, it is believed that following an initial triggering infection, a low level microbial infection persists, but often goes unnoticed or undetected for an extended period of time, often several years, until it has caused enough joint destruction to be classified as osteoarthritis.

The diagnosis of reactive arthritis by clinicians can be extremely difficult, as no overall agreement exists within the medical community on general guidelines setting forth diagnostic criteria for ReA. Further, patients are often unaware of the occurrence of the triggering infection, e.g., in the case of an often-asymptomatic infection such as genital Chlamydia trachomatis. Moreover, patients suffering from ReA are seronegative for any blood markers, further complicating its proper diagnosis.

Symptoms associated with ReA may include one or more of the following: joint discomfort, skin and mucous membrane symptoms, gastrointestinal manifestations, and ocular lesions. The most common symptom is joint discomfort, where the most commonly affected joints are those of the lower extremities, such as the knee, ankle, and joints of the foot. Additional symptoms may include fatigue, malaise, fever, weight loss, urethritis and prostatitis in males, and cervicitis or salpingitis in females.

As is evident from the above, reactive arthritis is a serious condition that can be extremely painful. Long term follow-up studies have indicated that 20-70% of patients with ReA later suffer from joint discomfort or other symptoms (Toivanen, A. and Toivanen, P., Best Practice & Research Clinical Rheumatology, Vol 18, No. 5, p. 689-703 (2004). Commonly employed treatments for ReA include the administering of NSAIDs, disease-modifying anti-rheumatic drugs, and corticosteroids. The administration of such drugs is typically aimed at managing the pain and inflammation associated with ReA.

Several studies have examined the use of antibiotics in the treatment of reactive arthritis (Sieper, J., Braun, J., British Journal of Rheumatology 1998; 37:717-720 and references cited therein). Most of the studies to date have employed the use of a single antibiotic such as tetracycline, lymecycline (Lauhio, A., et al., Arthritis Rheum 1001: 34:6-16), or ciprofloxacin (Toivanen A., et al., Clin Exp Rheumatol 1993; 11:301-7). However, none of these studies has concluded an advantage or has recommended long-term treatment of ReA with antibiotics. Rather, the majority of studies have found antibiotics to be of limited or of no use in the treatment of ReA. (Sieper, J., Braun, J., ibid).

Yet another painful inflammatory condition is bursitis. Bursitis is inflammation of a bursa—a small, fluid-filled sac lined with synovial tissue. There are over one hundred fifty bursae in the human body. These bursae lubricate and cushion pressure points between the bones and the tendons, and their function is to facilitate movement of tendons and muscles over bony prominences. Bursitis may be caused by excessive frictional forces, trauma, systemic disease such as rheumatoid arthritis or gout, or infection. Many times, its cause is unknown.

Treatment of bursitis generally includes resting and immobilizing the affected area, applying ice to reduce swelling, and taking non-steroidal anti-inflammatory drugs to reduce pain and inflammation. In certain instances, a corticosteroid is administered to relieve inflammation; oftentimes, relief is immediate. In instances in which the bursitis is caused by infection, a single antibiotic may be administered. Unfortunately, with the currently available treatment regimes, recurrent flare-ups are common, and can be extremely frustrating as well as painful. Over a long term, bursitis can result in loss of joint use and chronic pain syndrome. Thus, the long-term adverse effects of bursitis can range from chronic pain to crippling disability.

In sum, currently known therapies for the treatment of diagnosed reactive arthritis, osteoarthritis, and bursitis have been of a limited, if any, well-accepted degree of success. Based upon the on-going research focused on reactive arthritis, it can be seen that there is a need for an effective therapy for the treatment of reactive arthritis and osteoarthritis (herein considered a consequence of reactive arthritis). There also exists a need for an effective therapy for treating other inflammatory conditions such as bursitis. In particular, there is a need for compositions and treatments effective to significantly ameliorate or ideally, eliminate, joint pain, tenderness, stiffness, and fatigue associated with one or more of the above conditions.

Product Information

We believe that Osteoarthritis is one of the most common diseases in the geriatric population, affecting as much as 80% of the population over 65 years of age, and is a leading cause of permanent disability, incapacity and pain. In addition to its disease-modifying benefits, there is significant opportunity for OA-sys, with its long-established safety profile, to fill the void in the OA marketplace created by the withdrawal of Vioxx and Bextra; the black box warning for Celebrex; and the cardiovascular, neurological and gastrointestinal risks associated with other NSAIDs (Nonsteroidal anti-inflammatory drugs like Motrin, Aleve, etc.).

The long history of the three separately approved drugs that make up OA-sys minimizes the risks associated with product development. In addition, the safety profiles are well documented. These factors will help to facilitate a rapid path to completion of clinical trials.

OA-sys is the only disease-modifying medication therapy that reduces or alleviates the need for pain therapy in OA patients. Competitive products are marketed for transient pain relief only and many of those products used to treat arthritic pain are contraindicated in OA patients. Vioxx and Bextra have been withdrawn from the market. Ibuprofen, Naproxen and Celebrex are often contraindicated in the elderly due to the potential for cardiovascular and stroke events. Comparatively, risks of OA-sys are significantly reduced because the long-term safety profiles of the three drugs are well known. Annual revenues of OA-sys are projected to range from $51 million to over $223 million in the first five years.

Two clinical pilot studies have already been completed wherein OA-sys was administered orally twice daily for eight weeks to OA patients. The combination product was successful in substantially reducing joint pain, tenderness, and stiffness while decreasing fatigue and increasing both energy and function. The results indicate the product is capable of eliminating OA symptomatology in around 50% of the patients treated and markedly diminishing the OA symptomatology in the other 50% of patients so treated. The result of these clinical pilot studies confirmed a concomitant elimination or decrease in the need for analgesic medications and negligible side effects. These results form the basis for the further clinical development of OA-sys.

Plan of Action

At Global Pharma Labs we have identified several key steps which will be intrinsic to building our Company and conducting business operations. We plan to establish a strong presence among many marketing and sales channels including print, television, and online distribution networks in partnership with pharmaceutical companies that produce the Company’s OA-sys product. The exact media, both online and offline, and distribution networks with whom we will forge these relationships with have not been determined as of this point in time.

Additionally, we plan to establish a significant referral network among physicians and other healthcare providers that treat osteoarthritis illness. If we can establish a referral network among these industry professionals we believe that we will be able to reach an even greater range of clients. When patients speak with these healthcare providers about their osteoarthritis it is our goal to ensure that our OA-sys product is their principal recommendation. These endeavors will be an ongoing process, therefore at this point in time we do not have a significant referral network in place, nor do we have specific names of healthcare providers with whom we will seek to forge these relationships.

At this point in time the Company does not intend to actively manufacture the products for its OA-sys product line. We intend to work with third party FDA and/or FDA equivalent licensed pharmaceutical companies and manufacturers that will manufacture the Company’s products pursuant to a contractual relationship with the Company. The Company will receive fees equal to the difference between the contracted manufacturing price of the product and the wholesale price.

Marketing Plan

While there are several methods through which Global Pharma Labs may market our business, we plan to primarily utilize the services of an independent team of agents that will work closely with physicians, other health care providers, and pharmaceutical manufacturing companies in order to showcase the OA-sys product lines to physicians and other health to these companies. Ideally, if these efforts are successful, these companies will license the Global Pharma Labs’ patents (for manufacturing and distribution purposes). We have tentative plans to compensate these agents with a fee equal to 5% of the value of the net revenues they generate.

Additionally, and prior to the onset of revenue generating operations, management (through in-house sales agents) plans to host conventions that showcase the Company’s OA-sys product lines to physicians and other health care providers. These conventions may showcase the FDA and FDA equivalent approval, studies, and uses for the Company’s OA-sys treatment program. These conventions may be held on a yearly basis in order to further increase the visibility of the Company’s product line(s) and how they can be used in the treatment of various diseases including chronic osteoarthritis treatment.

Competition

The primary competitive advantage that the Company had for its OA-sys product line is that the business had complete intellectual property protection for its product lines. However, since our patents have expired and have not been reinstated or revived, we no longer have intellectual property protection. In addition, once this product line reaches the market other pharmaceutical companies can potentially develop chemical formulations that operate among similar lines.

One of the competitive threats related to operating a pharmaceutical development company is that from time to time companies that operate on an international scale may develop similar products that can be sold in international markets. However, the threshold for developing a patent that is considered dissimilar from another drug patent is extremely high. As such, when Global Pharma Labs finalizes its approval process with the FDA, we believe the business will be in an excellent position to profit from its discoveries through the life of the patents.

Future Plans

In order to implement our plan of operations for the next twelve-month period, we require a minimum of $500,000. Our director, Sylvester Crawford has informally agreed to provide paid in capital or loans to fund our operations. There is no written agreement between Mr. Crawford and the Company relating to funding our operations. We require at least $1,000,000 to further develop our OA-sys, achieve FDA approval, and launch OA-sys into the market place. However, we do not have the funding at this time to carry out any of these goals. Furthermore, we do not have adequate funding to conduct research and development regarding potential new uses for the Company’s patented technology in regards to treatments for osteoarthritis and related disorders.

Employees

As of August 31, 2021, we have one scientific advisor who is considered an employee.

Currently, our employee has the flexibility to work with no minimum set hours per week, but informally has agreed to devote more time if necessary. Our Officers and Directors may be considered employees of the Company but they are not compensated for their services at this time.

We do not presently have pension, health, annuity, insurance, stock options, profit sharing, or similar benefit plans; however, we may adopt plans in the future. There are presently no personal benefits available to our officer and director.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Operating Results

Our net loss for the year ended August 31, 2021 was ($106,270) compared to ($22,215) for the year ended August 31, 2020. The net loss is attributed to general and administrative expenses and the decrease is directly related to a decrease in professional fees. We have not generated any revenue since inception.

Overview

On November 22, 2016, we entered into a license agreement with our Chief Executive Officer Sylvester L. Crawford in which we were granted an exclusive license to develop, manufacture, and commercialize Mr. Crawford’s patents and applications related to the development of “OA-sys,” a product candidate for osteoarthritis that is currently in the early stage of development.

 Currently, OA-sys is in the preclinical stage of development and is not FDA approved at this time.

The status of Mr. Crawford’s patents filed with the United States Patent and Trade Office (“USPTO”) as of the filing date of this Form 1-K pursuant to our licensing agreement are as follows:

PATENT APPLICATIONS:

US 11/296,575 Status-Expired-Lifetime

US 09/270,962 Status-Expired-Lifetime

CA 2502397 Status-Abandoned

US 09/510,704 Status-Expired-Fee Related

US 10/271,117 Status-Abandoned

US 10/896,612 Status-Expired-Fee Related

US 11/096,260 Status-Expired-Fee Related

Patent Applications US 11/296,575 and US 09/270,962 no longer have any patent protection and cannot be revived. The result of which may be anyone can infringe, copy and utilize for commercial use or otherwise. Patent Nos. CA 2502397 and US 10/271,117 may be revived at the discretion of the USPTO. Patent Nos. US 09/510,704, US 10/896,612 and US 11/096,260 may be reinstated in to good standing with the USPTO at the discretion of the USPTO. However, there is no guarantee the USPTO will allow any of the abandoned and expired patents to be revived or reinstated. In addition, any other person or entity can now attempt to legally infringe on any of our patents. The result could force us into patent litigation to protect our licensing rights or otherwise into bankruptcy. Management plans to revive and reinstate if it can the abandoned/expired patents with the USPTO.

Plan of Operations

Our plan of operations for the next twelve months is to merge with GPL Holdings, Inc. GPL Holdings, Inc. is an SEC reporting company trading in the OTC Marketplace under the ticker symbol GPLL. However, there is no verbal or written agreement at this time by and between the companies. We believe that it will be easier to raise money to broaden our business plan jointly with GPLL by and through equity offerings and or debt instruments. The reason being that investors can then invest in us with a clear and concise exit strategy. We require at least $500,000 to move our business plan ahead.

Liquidity and Capital Resources

As of August 31, 2021, the company held $2,103 in cash. We generate no revenue. Our capital needs have primarily been met by our Chief Executive Officer, Sylvester L. Crawford. We will have additional capital requirements during 2023. We cannot assure that we will have sufficient capital to finance our growth and business operations or that such capital will be available on terms that are favorable to us or at all. We are currently incurring operating deficits that are expected to continue for the foreseeable future. Should our officers and or directors be unwilling to provide us funds we may have to seek other sources of financing, scale back operations, liquidate our assets, and or even cease operations entirely.

Item 3. Directors, Executive Officers, and Significant Employees

Biographical information regarding the officers and Directors of the Company, who will continue to serve as officers and Directors of the Company are provided below:

NAME	AGE	POSITION
Sylvester L. Crawford	83	Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, President, Secretary, Treasurer, Director
Kuo Liang Yang	74	Chief Medical Officer, Director

Sylvester L. Crawford - Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, President, Secretary, Treasurer, Director

Mr. Crawford graduated from Los Medanos Jr. College in 1972 with an Associate of Arts Degree. In 1983 he received his CCIM Designation (Certified Commercial Investment Member) for commercial real estate. In 1983 he founded and became President of Capital Investment Development Corporation, a company which developed and managed residential care facilities, until the Company’s dissolution in 1990. In 1997 Mr. Crawford founded, and became President of, Freshstart Mortgage, Inc., a company which originated loans for multiunit apartment dwellings, until 2007. In 2014 Mr. Crawford founded, and became President of, Medical Services, Inc., a company which provides office space, equipment and staff for Medical Doctors. Mr. Crawford continues to hold his position at Medical Services, Inc. to this day.

Mr. Crawford is prepared to devote 100% of his time to the operations of Global Pharma Labs, Inc., with his current duties at Medical Services, Inc. being taken over by a manager. Mr. Crawford’s experience leading Companies within the healthcare industry has led the board of directors to appoint him to the positions of President, Secretary, Treasurer, Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer.

Kuo Liang Yang - Chief Medical Officer, Director

Mr. Yang graduated from Fu Jen Catholic University with a Bachelor’s of Science in Biology in 1970 and he graduated from the University of Utah School of Pharmacy in 1976. From 1987 to 2010 Mr. Yang owned and operated Fruitvale Medical Center Pharmacy. Mr. Yang worked part-time as a staff pharmacist at Kaiser Hospital from 2006 until September, 2016.

Mr. Yang’s pharmaceutical experience has led the board of directors to appoint him to the position of Chief Medical Officer.

Summary Compensation Table:

Name and principal position (a)	As August 31, 2021 (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
BGT Irrevocable Trust	(1)	-	-	-	-	-	-	-	$0

LCMR Irrevocable Trust	(1)	-	-	-	-	-	-	-	$0

Kuo Liang Yang, Chief Medical Officer, Director	(1)	-	-	-	-	-	-	-	$0

DBT Irrevocable Trust	(1)	-	-	-	-	-	-	-	$0

1) Global Pharma Labs, Inc., a Delaware corporation ("the Company") was incorporated under the laws of the State of Delaware on August 23, 2016. The fiscal year end of the Company is August 31st.

Summary Compensation Table:

Name and principal position (a)	As August 31, 2020 (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
BGT Irrevocable Trust	(1)	-	-	0	-	-	-	-	$0

LCMR Irrevocable Trust	(1)	-	-	0	-	-	-	-	$0

Kuo Liang Yang, Chief Medical Officer, Director	(1)	-	-	0	-	-	-	-	$0

DBT Irrevocable Trust	(1)	-	-	0	-	-	-	-	$0

1) Global Pharma Labs, Inc., a Delaware corporation ("the Company") was incorporated under the laws of the State of Delaware on August 23, 2016. The fiscal year end of the Company is August 31st.

Item 4. Security Ownership of Management and Certain Security Holders

As of August 31, 2021 the Company had 50,603,900 shares of common stock and no shares of preferred stock issued and outstanding. The below table is as of August 31, 2021.

*Below percentages are rounded to the nearest hundredths place.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Common Stock Voting Percentage Beneficially Owned	Voting Shares of Preferred Stock	Preferred Stock Voting Percentage Beneficially Owned	Total Voting Percentage Beneficially Owned
Executive Officers and Directors
BGT Irrevocable Trust	11,000,000	21.74%	-	-	21.74%
LCMR Irrevocable Trust	17,000,000	33.59%	-	-	33.59%
Kuo Liang Yang	17,000,000	33.59%	-	-	33.59%
DBT Irrevocable Trust	5,500,000	10.87%	-	-	10.89%
5% Shareholders
None	-	-	-	-	-

* BGT Irrevocable Trust beneficiaries:

1. Rosalind Tate

2. Brandy Tate

3. Valerie Arroyo

4. Ernest L Bonner III

5. Kacey  Bonner

6. Jenaye Bonner

7. Garrett Bonner

8. Austen Bonner

9. Issue of Joseph Gaffney

10. Eric Miles

** LCMR Irrevocable Trust beneficiaries:

1. Sylvester L. Crawford

2. Maria Ramos

*** DBT Irrevocable Trust

1. Rosalind Tate

2. Helena Tillar

3. Ernest Bonner III

4. Medical Doctors Group, Inc.

Additional note:

- Sylvester L. Crawford is our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, President, Secretary, Treasurer, and Director.

- Ernest L. Bonner, Jr. is a scientific advisor to the Company.

We have no outstanding warrants or options.

Item 5. Interest of Management and Others in Certain Transactions

On August 31, 2016 Sylvester L. Crawford was appointed as Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, President, Secretary, Treasurer, and Director.

On August 31, 2016 Kuo Liang Yang was appointed as Chief Medical Officer and Director.

On August 31, 2016 Ernest L. Bonner Jr. was appointed as Chief Communications Officer and Director.

On August 31, 2016 BGT Irrevocable Trust was issued 11,000,000 shares of restricted common stock, LCMR Irrevocable Trust was issued 17,000,000 shares of restricted common stock, Kuo Liang Yang was issued 17,000,000 shares of restricted common stock, and DBT Irrevocable Trust was issued 5,500,000 shares of restricted common stock. The aforementioned shares of common stock were issued at par value (.0001) for services rendered to the Company, in particular for developing the Company’s business plan. No monies were paid for the shares.

On November 7, 2016 Ernest L. Bonner Jr. resigned from his position as Chief Communications Officer and Director. His resignation was not the result of any disagreement with the Company. He continues to act as a scientific advisor to the Company.

At this time our office space is provided to us rent free by our CEO and Director Sylvester Crawford. Our office space is located at 433 Estudillo Ave., Suite 206 San Leandro, CA 94577.

The Company plans to complete a reorganization with GPL Holdings, Inc., an SEC reporting entity controlled by our director Sylvester Crawford.

Item 6. Other Information

None.

Item 7. Financial Statements

Index to Financial Statements

Page(s)

Report of Independent Registered Public Accounting Firm M&K CPAS, PLLC (PCAOB ID 2738)	F2

Balance Sheets	F3

Statements of Operations	F4

Statements of Changes in Shareholders’ Equity (Deficit)	F5

Statements of Cash Flows	F6

Notes to Financial Statements	F7-F11

-F1-

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Global Pharma Labs, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Global Pharma Labs, Inc. (the Company) as of August 31 2021 and 2020, and the related statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended August 31, 2021 and 2020, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of August 31, 2021 and 2020, and the results of its operations and its cash flows for the years ended August 31, 2021 and 2020, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company suffered losses from operations which raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are discussed in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which it relates.

Going Concern Consideration

As discussed in Note 3, the Company has a going concern due to a lack of sources of revenue to cover operating costs for the year ended August 31, 2021 and due to a working capital deficit and a stockholders’ deficit as of August 31, 2021. Auditing management’s evaluation of a going concern can be a significant judgement given the fact that the Company uses management estimates on future revenues and expenses, which are difficult to substantiate. To evaluate the appropriateness of the going concern, we examined and evaluated the financial information along with management’s plans to mitigate the going concern and management’s disclosure on going concern.

/s/M&K CPAS, PLLC

We have served as the Company’s auditor since 2018. Houston, TX

January 26, 2023

-F2-

Global Pharma Labs, Inc.

Balance Sheets

(Audited)

	August 31, 2021	August 31, 2020

ASSETS
Cash	$2,103	$932

TOTAL ASSETS	$2,103	$932

LIABILITIES & STOCKHOLDERS’ EQUITY(DEFICIT)
Current Liabilities

Accrued expenses	$35,700	$15,383
Loan to company – related party	47,150	15,800
Total Current Liabilities	82,850	31,183
TOTAL LIABILITIES	82,850	31,183

Stockholders’ Equity
Preferred stock ($.0001 par value, 20,000,000 shares authorized; none issued and outstanding as of August 31, 2021 and August 31, 2020)	-	-

Common stock ($.0001 par value, 100,000,000 shares authorized, 50,603,900 shares issued and outstanding as of August 31, 2021 and August 31, 2020)	5,060	5,060
Additional paid-in capital	220,757	164,983
Accumulated deficit	(306,564)	(200,294)
Total Stockholders’ Equity	(80,747)	(30,251)

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY(DEFICIT)	$2,103	$932

The accompanying notes to the financial statements are an integral part of these financial statements.

-F3-

Global Pharma Labs, Inc.

Statements of Operations

	Year Ended August 31, 2021	Year Ended August 31, 2020
Operating Expenses
General and Administrative Expenses	102,311	22,215
Total Operating Expenses	102,311	22,215

Operating loss	$(102,311)	$(22,215)

Other Income(Expense)
Interest expense	(3,959)	-
Total Other Income(Expense)	(3,959)	-

Net Loss	$(106,270)	$(22,215)
Basic and Diluted Net Loss Per Common Share	$(0.00)	$(0.00)
Weighted average number of common shares outstanding- Basic and Diluted	$50,603,900	$50,603,900

The accompanying notes to the financial statements are an integral part of these financial statements.

-F4-

Global Pharma Labs, Inc.
Statements of Changes in Stockholders’ Equity (Deficit)

For the Period Ended August 31, 2021

	Common Stock	Par Value Common Stock	Additional Paid-in Capital	Accumulated Deficit	Total

Balance as of August 31, 2019	50,603,900	$5,060	$164,255	$(178,079)	$(8,764)
Contributed Capital	-	-	728	-	728
Net loss for the period	-	-	-	(22,215)	(22,215)
Balance as of August 31, 2020	50,603,900	$5,060	$164,983	$(200,294)	(30,251)
Contributed Capital	-	-	51,815	-	51,815
Imputed interest	-	-	3,959	-	3.959
Net loss	-	-	-	(106,270)	(106,270)
Balance as of August 31, 2021	50,603,900	$5,060	$220,757	$(306,564)	$(80,747)

The accompanying notes to the financial statements are an integral part of these financial statements.

-F5-

Global Pharma Labs, Inc.

Statements of Cash Flows

	For the Year Ended August 31, 2021	For the Year Ended August 31, 2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(106,270)	$(22,215)
Adjustment to reconcile net loss to net cash used in operating activities:
Imputed interest	3,959	-
Changes in current assets and liabilities:
Accrued expenses	20,317	1,688
Net cash used in operating activities	(81,994)	(20,527)

CASH FLOWS FROM FINANCING ACTIVITIES
Loan to company – related party	$31,350	$15,800
Expenses contributed to capital	51,815	728
Net cash provided by financing activities	$83,165	$16,528

Net increase(decrease) in cash and cash equivalents	$1,171	$(3,999)
Cash and cash equivalents at beginning of year	932	4,931
Cash and cash equivalents at end of year	$2,103	$932
Cash paid for:
Interest	$-	$-
Income taxes	$-	$-

The accompanying notes to the financial statements are an integral part of these financial statements.

-F6-

Global Pharma Labs, Inc.

Notes to the Financial Statements for the years ended August 31, 2021 and 2020

Note 1 – Organization and Description of Business

Global Pharma Labs, Inc., a Delaware corporation (“the Company”) was incorporated under the laws of the State of Delaware on August 29, 2016 with the name Global Pharma Labs, Inc.

The Company is a biopharmaceutical company developing new medicine for Osteoarthritis, called OA-sys.  OA-sys has been accepted by India's equivalent the FDA in the USA to conduct clinical trials for this product.  Because the product is a combination of three generic medicines, the trial is expected to be six months or less.

The Company’s goal is to distribute the product worldwide, starting in India, South East Asia, Africa and South America. The Company has no revenue.

The Company has elected August 31st as its year end.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

This summary of significant accounting policies is presented to assist in understanding the Company's financial statements. These accounting policies conform to accounting principles, generally accepted in the United States of America, and have been consistently applied in the preparation of the financial statements.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. In the opinion of management, all adjustments necessary in order to make the financial statements not misleading have been included. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents at August 31, 2021 and August 31, 2020 were $2,103 and $932, respectively.

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes.”  Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs.  A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations. No deferred tax assets or liabilities were recognized at August 31, 2021 and 2020.

-F7-

Basic Earnings (Loss) Per Share

The Company computes basic and diluted earnings (loss) per share in accordance with ASC Topic 260, Earnings per Share. Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the reporting period. Diluted earnings (loss) per share reflects the potential dilution that could occur if stock options and other commitments to issue common stock were exercised or equity awards vest resulting in the issuance of common stock that could share in the earnings of the Company.

The Company does not have any potentially dilutive instruments as of August 31, 2021 and 2020 and, thus, anti-dilution issues are not applicable.

Fair Value of Financial Instruments

The Company’s balance sheet includes certain financial instruments. The carrying amounts of current assets and current liabilities approximate their fair value because of the relatively short period of time between the origination of these instruments and their expected realization.

ASC 820, Fair Value Measurements and Disclosures, defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

- Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

- Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

- Level 3 - Inputs that are both significant to the fair value measurement and unobservable.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of August 31, 2021 and 2020. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values due to the short-term nature of these instruments. These financial instruments include accrued expenses.

Reclassification

During the period ended August 31, 2021 the Company aligned its accounting policy to conform with the suggested presentation of expenses contributed to capital on its Statement of Cash Flows. These contributions are now considered as cash provided by financing activities.

Related Parties

The Company follows ASC 850, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions.

-F8-

Share-Based Compensation

ASC 718, “Compensation – Stock Compensation”, prescribes accounting and reporting standards for all share-based payment transactions in which employee services are acquired. Transactions include incurring liabilities, or issuing or offering to issue shares, options, and other equity instruments such as employee stock ownership plans and stock appreciation rights. Share-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the financial statements based on their fair values. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period).

The Company had no stock-based compensation plans as of August 31, 2021.

The Company’s stock based compensation for the years ended August 31, 2021 and 2020 were $0.

Recently Issued Accounting Pronouncements

Except for rules and interpretive releases of the SEC under authority of federal securities laws and a limited number of grandfathered standards, the FASB Accounting Standards Codification™ (“ASC”) is the sole source of authoritative GAAP literature recognized by the FASB and applicable to the Company.

We have reviewed the FASB issued Accounting Standards Update (“ASU”) accounting pronouncements and interpretations thereof that have effectiveness dates during the periods reported and in future periods. The Company has carefully considered the new pronouncements that alter previous generally accepted accounting principles and does not believe that any new or modified principles will have a material impact on the corporation’s reported financial position or operations in the near term. The applicability of any standard is subject to the formal review of our financial management and certain standards are under consideration.

Note 3 – Going Concern

The Company’s financial statements are prepared in accordance with generally accepted accounting principles applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business.

The Company demonstrates adverse conditions that raise substantial doubt about the Company's ability to continue as a going concern for one year following the issuance of these financial statements. These adverse conditions are an accumulated deficit of $306,564, negative financial trends, specifically operating loss, and other adverse key financial ratios.

The Company has not established any source of revenue to cover its operating costs. Management plans to fund operating expenses with related party contributions to capital. There is no assurance that management's plan will be successful.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event that the Company cannot continue as a going concern.

-F9-

Note 4 – Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has net carryforward operating loss of ($256,064) which begins expiring twenty years from when it was incurred. The Company has adopted ASC 740, “Accounting for Income Taxes”, as of its inception. Pursuant to ASC 740 the Company is required to compute tax asset benefits for non-capital losses carried forward. The potential benefit of the net operating loss has not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the loss carried forward in future years.

Significant components of the Company’s deferred tax assets and liabilities as of August 31, 2021 after applying enacted corporate income tax rates, is net operating loss carryforward of $53,774 and a valuation allowance of $(53,774) which is a total deferred tax asset of $0.

Significant components of the Company’s deferred tax assets and liabilities as of August 31, 2020 after applying enacted corporate income tax rates, is net operating loss carryforward of $31,457 and a valuation allowance of $(31,457) which is a total deferred tax asset of $0.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carryforwards may be limited as to use in future years.

	August 31, 2021	August 31, 2020
Deferred tax asset, generated from net operating loss at statutory rates	$53,774	$31,160
Valuation allowance	$(53,774)	(31,160)
	$--	$—

The reconciliation of the effective income tax rate to the federal statutory rate is as follows:

Federal income tax rate	21.0%
Increase in valuation allowance	(21.0)%
Effective income tax rate	0.0%

Note 5 – Commitments and Contingencies

The Company follows ASC 450-20, Loss Contingencies, to report accounting for contingencies.  Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

Pursuant to the Company's active consulting agreement with V Financial Group, LLC, the Company will issue an additional 50,000 shares of its common stock to V Financial Group, LLC upon the successful release of a ticker symbol by FINRA to the Company.

-F10-

Note 6 – Shareholder Equity

Preferred Stock

The authorized preferred stock of the Company consists of 20,000,000 shares with a par value of $0.0001. The Company had no shares of preferred stock issued and outstanding as of August 31, 2021 and 2020.

Common Stock

The authorized common stock of the Company consists of 100,000,000 shares with a par value of $0.0001. There were 50,603,900 share issues and outstanding as of August 31, 2021 and 2020.

The Company did not have any potentially dilutive instruments as of August 31, 2021 and 2020, thus, anti-dilution issues are not applicable.

Note 7 – Related-Party Transactions

Loan to Company – Related Party

During the year ended August 31, 2020, our Director paid expenses on behalf of the Company totaling $15,800. These payments are considered as a loan to the Company. The loan is non-interest bearing, unsecured and payable upon demand.

During the year ended August 31, 2021, our Director paid expenses on behalf of the Company totaling $31,350, bringing the total loan to $47,150. These payments are considered as a loan to the Company. The loan is non-interest bearing, unsecured and payable upon demand.

Additional Paid In Capital

During the year ended August 31, 2021, our Director paid expenses totaling $51,815 on behalf of the Company. These payments are considered as contributions to the Company with no expectation of repayment.

During the year ended August 31, 2021, interest expense totaling $3,959, related to the loan to the Company from our Director, was recorded as additional paid-in capital.

Office Space

At this time, our office space is provided to us rent free by our CEO and Director Sylvester Crawford.

Note 8 – Subsequent Events

Mr. Crawford’s patents filed with the USPTO as of the filing date of this Form 1-K pursuant to our licensing agreement are expired:

PATENT APPLICATIONS:

US 11/296,575 Status-Expired-Lifetime

US 09/270,962 Status-Expired-Lifetime

CA 2502397 Status-Abandoned

US 09/510,704 Status-Expired-Fee Related

US 10/271,117 Status-Abandoned

US 10/896,612 Status-Expired-Fee Related

US 11/096,260 Status-Expired-Fee Related

Patent Applications US 11/296,575 and US 09/270,962 no longer have any patent protection and cannot be revived. The result of which may be anyone can infringe, copy and utilize for commercial use or otherwise. Patent Nos. CA 2502397 and US 10/271,117 may be revived at the discretion of the USPTO. Patent Nos. US 09/510,704, US 10/896,612 and US 11/096,260 may be reinstated in to good standing with the USPTO at the discretion of the USPTO. Management plans to revive and reinstate if it can the abandoned/expired patents with the USPTO.

The Company plans to complete a reorganization with GPL Holdings, Inc., an SEC reporting entity controlled by our director Sylvester Crawford.

There have been no other events that have occurred that would require adjustments to our disclosures in the financial statements.

-F11-

Index to Exhibits

Exhibit No.	Description

1A-2A	Certificate of Incorporation dated August 23, 2016, as filed with the Delaware Secretary of State on August 29, 2016 *
1A-2B	By-laws *

 *Filed as an exhibit to our Offering Statement (1-A) on January 26, 2017.

Signatures

Pursuant to the requirements of Regulation A, the issuer has duly caused this Annual Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Global Pharma Labs, Inc.

Date:	January 26, 2023	By:	/s/ Sylvester L. Crawford
Sylvester L. Crawford, Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Sylvester L. Crawford	Chief Executive Officer	January 26, 2023
Sylvester L. Crawford	(Principal Executive Officer)

/s/ Sylvester L. Crawford	Chief Financial Officer and Chief Accounting Officer	January 26, 2023
Sylvester L. Crawford	(Principal Financial Officer and Principal Accounting Officer)